Exhibit 12


                      E. I. DU PONT DE NEMOURS AND COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                                      Years Ended December 31
                                                   --------------------------------------------------------------
                                                    2003         2002         2001          2000        1999
                                                   -------      -------      -------      -------      -------
Income from Continuing Operations Before
   Extraordinary Item and Cumulative Effect of a
   Change In Accounting Principle ..............    $1,002       $1,841       $4,328(a)    $2,314      $   219
Provision for (Benefit from) Income Taxes ......      (930)         185        2,467        1,072        1,410
Minority Interests in Earnings of Consolidated
   Subsidiaries ................................        71           98           49           61           61
Adjustment for Companies Accounted for
    by the Equity Method .......................       360           45           93         (109)          33
Capitalized Interest ...........................       (29)         (45)         (62)         (69)        (107)
Amortization of Capitalized Interest ...........       119(b)        59           61           65           88(b)
                                                   -------      -------      -------      -------      -------
                                                       593        2,183        6,936        3,334        1,704
                                                   -------      -------      -------      -------      -------

Fixed Charges:
   Interest and Debt Expense - Continuing
      Operations ...............................       347          359          590          810          535
   Interest and Debt Expense - Discontinued
      Operations(c) ............................        --           --           --           --          180
   Capitalized Interest - Continuing Operations         29           45           62           69          107
   Capitalized Interest - Discontinued
      Operations(c) ............................        --           --           --           --            3
   Rental Expense Representative of Interest
      Factor ...................................        90           82           78           70           66
                                                   -------      -------      -------      -------      -------

                                                       466          486          730          949          891
                                                   -------      -------      -------      -------      -------
Total Adjusted Earnings Available for Payment
   of Fixed Charges ............................    $1,059       $2,669       $7,666       $4,283       $2,595
                                                   =======      =======      =======      =======      =======

Number of Times Fixed Charges are Earned .......       2.3          5.5         10.5          4.5          2.9
                                                   =======      =======      =======      =======      =======


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(a)  Includes $3,866 after-tax gain on the sale of DuPont Pharmaceuticals to
     Bristol-Myers Squibb.
(b) Includes write-off of capitalized interest associated with exiting certain businesses.
(c)  Divestiture of Conoco Inc. was completed August 6, 1999.